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                                                                   Exhibit 23.2

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors
of Lexar Media, Inc.

   Our audits of the consolidated financial statements referred to in our report dated January 31, 2002, except as to Notes 10 and 15, which is as of March 28, 2002 appearing in this Annual Report on Form 10K also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 28, 2002